UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 21, 2012, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), through Phillips Edison – ARC Shopping Center Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into a secured revolving credit facility (the “Secured Credit Facility”) with KeyBank National Association, an unaffiliated entity, as sole lead arranger (“KeyBank”), to borrow up to $40.0 million. At the time of execution, the Secured Credit Facility provided the Operating Partnership with the ability from time to time to increase the size of the Secured Credit Facility up to a total of $250.0 million (the “Accordion Feature”). On March 20, 2013, the Company, through the Operating Partnership, entered into an amendment to the Secured Credit Facility (the “Amendment”) with KeyBank that increases the Accordion Feature to a total of $300.0 million. Additionally, the Amendment increases the sublimit for swingline loans to $26.5 million and increases the sublimit for letters of credit to $26.5 million.

There were no additional material changes to the Secured Credit Facility as a result of the Amendment. As of March 21, 2013, the amount outstanding under the Secured Credit Facility is $100.9 million.

Item 8.01. Other Events

On March 21, 2013, the Company issued a press release announcing the increase of the Accordion Feature from $250.0 million to $300.0 million.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated March 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: March 21, 2013	By:	/s/ Mark Addy
Mark Addy
Chief Operating Officer